Form 8-K
October 16, 1998                                                      Exhibit 12


                                    AT&T Corp.
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in Millions)
                                   (Unaudited)

                            Six Months
                              Ended           For the years ended December 31,
                          June 30, 1998     1997    1996    1995    1994    1993

Income from continuing
  operations before
  income taxes                  $ 1,637   $6,972  $8,694  $4,924  $6,989  $6,187

Less interest capitalized
  during the period                 110      254     193     107      39      61

Add equity investment losses,
  net of distributions of
  less than 50% owned
  affiliates                        124      144     155     205      91      59

Add fixed charges                   454      846     855     730     777   1,014

Total Earnings from
  Continuing operations
  before income taxes
  and fixed charges              $2,105   $7,708  $9,511  $5,752  $7,818  $7,199



Fixed Charges:

Total interest expense
  including capitalized
  interest                       $  318   $  562   $ 610   $ 508   $ 540   $ 763

Interest portion of
  rental expense                    136      284     245     222     237     251


  Total fixed charges               454   $  846   $ 855   $ 730   $ 777  $1,014

Ratio of earnings
  to fixed charges                  4.6      9.1    11.1     7.9    10.1     7.1